PLEDGE AGREEMENT

(Securities Account-Standard-No Multi-Advisor Funds Allowed in Account)

(Credit Extended to Debtor/Collateral Owner and/or Third Party)

Dated as of April 7, 2017

This Pledge Agreement (as modified from time to time, the “Agreement”) has been executed by Cornelis F. Wit, not individually but as trustee under trust agreement dated April 24, 2012, and known as the Cornelis F. Wit Revocable Living Trust, a trust organized under the laws of the State of Florida, as debtor (“Debtor”), with Debtor’s principal residence or office at 2101 West Commercial Blvd Suite 3500, Fort Lauderdale, FL 33309, in favor of THE NORTHERN TRUST COMPANY, an Illinois banking corporation (together with any successor, assign or subsequent holder, acting both for itself and as collateral agent for any “Secured Party Affiliate” (as defined below), referred to as “Secured Party”), with a banking office at 600 Brickell Avenue Suite 2400, Miami, FL 33131. If more than one party executes this Agreement, “Debtor” refers to each of them individually and some or all of them collectively, and their obligations hereunder shall be joint and several. If any party comprising “Debtor” is a trustee(s), “Trust Agreement” means the governing trust agreement and/or instruments governing the trust, as modified from time to time, and all related documents and instruments, and “Debtor” also refers to the trustee(s) in its capacity as such and the trust individually and collectively. Various capitalized terms have the meanings set forth in the Section entitled “DEFINITIONS.”

In consideration of Secured Party's extension of new financial accommodations or continuation of existing financial accommodations to Debtor or to OMNICOMM SYSTEMS, INC., (such other person(s) or entity(ies), individually and collectively, “Borrower”), whose obligations to Secured Party are being supported by Debtor, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor agrees as follows:

1.     DEFINITIONS.

(a)     As used in this Agreement the following terms shall have the indicated meanings:

“Anti-Terrorism Law” means any law relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Collateral,” “Intermediary” and “Account”—see Section entitled “PLEDGE.”

“Commingled Funds” means interests in so-called “common funds” and “collective funds,” which are maintained by a bank or trust company. Commingled Funds are not mutual funds.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Constituent Documents” means the articles or certificate of incorporation, by-laws, partnership agreement, certificate of limited partnership, limited liability company operating agreement, limited liability company articles of organization or certificate of formation, trust agreement, and all other documents and instruments pertaining to the formation and ongoing existence of any person which is not a natural person.

“Control Agreement”—see Section entitled “CONTROL AGREEMENT.”

“Credit Support Party” means any person, or any persons severally, who now or hereafter guarantees payment or collection of all or any part of the Liabilities or provides any collateral to secure the Liabilities.

“Dollar” and “$” means lawful money of the United States of America, unless otherwise specified.

“Event of Default”—see Section entitled “EVENTS OF DEFAULT.”

“Excluded Swap Obligation” means, with respect to Debtor or any Credit Support Party, any Swap Obligation if, and to the extent that, all or a portion of any guaranty thereof by such Debtor or Credit Support Party of, or the grant by such Debtor or Credit Support Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Debtor’s or Credit Support Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Debtor or Credit Support Party, or the grant of such security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Liabilities”—see Section entitled “LIABILITIES.”

The term “margin stock” shall have the same meaning herein as in Federal Reserve Board Regulation U, or any successor regulation, as and if modified from time to time. The verbs “purchase” and “carry” when used with respect to margin stock shall have the same meaning as in such Regulation or successor and applicable authorities thereunder.

“Minimum Liquidity Balance” and various other terms dealing with Collateral shall have the meanings set forth in or determined pursuant to the Section entitled “CONTRACTUAL MINIMUM LIQUIDITY BALANCE.”

“Multi-Advisor Fund Declaration” means the Restated Declaration of Trust of Northern Trust Multi-Advisor Funds dated April 1, 2011, as amended, restated, or replaced from time to time, and related documents.

“Multi-Advisor Funds” means ownership interests in the Multi-Advisor Trust created pursuant to the Multi-Advisor Fund Declaration.

“NT Corp Stock” means stock or other equity interests in Northern Trust Corporation, a Delaware corporation.

“Notice of Exclusive Control”—see Section entitled “ACCOUNT ACTIVITY.”

The term “person” means any individual, corporation, company, limited liability company, voluntary association, partnership, trust, estate, unincorporated organization, other entity, or government (or any agency, instrumentality, or political subdivision thereof).

“Prohibited Person” means: (i) a person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a person with whom Secured Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or at any other official publication of such list; and (vi) a person who is affiliated with a person described in clauses (i) – (v) above.

“Related Document(s)” means this Agreement as well as any note, agreement, guaranty, Swap Agreement, or other document or instrument previously, now or hereafter delivered to Secured Party or any Secured Party Affiliate in connection with the Liabilities or this Agreement.

“Related Party(ies)” means Borrower, any Credit Support Party, any Subsidiary, and, in addition: (i) as to any Debtor which is a natural person, trusts for the benefit of Debtor; and (ii) as to any Debtor which is not a natural person, to the extent applicable, any general or limited partner, controlling shareholder, joint venturer, member or manager, of Debtor.

“Secured Party Affiliate” means Northern Trust Corporation or any direct or indirect subsidiary thereof (other than Secured Party itself).

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, or other legal entity of which Debtor owns directly or indirectly 50% or more of the outstanding voting stock or interest, or of which Debtor has effective control, by contract or otherwise.

“Swap Agreement” means any agreement, document or instrument executed or delivered by Debtor, Borrower or any Credit Support Party pertaining to any Swap Obligation.

“Swap Obligation” means, with respect to Debtor, Borrower or any Credit Support Party, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, as amended from time to time, if entered into with Secured Party or any Secured Party Affiliate.

“Third Party Obligor”--see Section entitled “OBLIGATIONS UNCONDITIONAL; WAIVER OF DEFENSES.”

“Unmatured Event of Default” means any event or condition that would become an Event of Default with notice or the passage of time or both.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56, signed into law on October 26, 2001), as amended from time to time.

(b)     As used in this Agreement, unless otherwise specified: the term “including” means “including without limitation”; the term “days” means “calendar days”; and terms such as “herein,” “hereof” and words of similar import refer to this Agreement as a whole. Unless otherwise defined herein or the context requires otherwise, all terms (including those not capitalized) that are defined in the Uniform Commercial Code of Florida shall have the same meanings herein as in such Code, as such Code may be amended from time to time (the “UCC”); however, no amendment to the UCC after the date hereof shall limit any rights or remedies of Secured Party hereunder or in connection herewith. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the others. Captions herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof; references herein to sections or provisions without reference to the document in which they are contained are references to this Agreement.

2.     PLEDGE. Subject to the Section hereof entitled “NT CORP STOCK AND COMMINGLED FUNDS,” Debtor hereby grants to Secured Party a continuing security interest in, for the benefit of Secured Party and any Secured Party Affiliate, the following, whether now owned or hereafter acquired, wherever located (any or all of such, the “Collateral”):

(a)     Securities account(s) no(s). XX-XXXXX, XX-XXXXX with The Northern Trust Company (in its capacity as intermediary with respect thereto, “Intermediary”), in the name of Debtor or such other designation as may be required by Intermediary, any successor and/or replacement account(s), and any and all securities, security entitlements, financial assets, investment property, commodity contracts, money, instruments, documents, goods, chattel paper, accounts, general intangibles, deposit accounts, partnership and limited liability company interests, certificates of deposit, and other property and rights of any nature now or hereafter held in or constituting part of such account(s) (such account(s) and all successor and replacement accounts collectively, the “Account”).

(b)     With respect to any Collateral referred to in (a), but without limiting (a):

(i)      all stock and bond powers, certificates and instruments; and

(ii)      all additions, replacements, substitutions, interest, cash and stock dividends, warrants, options, and other rights and amounts paid, accrued, received, receivable, or distributed with respect thereto from time to time.

(c)     With respect to the foregoing, all products and proceeds thereof, including insurance proceeds and payments under the Securities Investor Protection Act of 1970, as amended.

3.     LIABILITIES. The Collateral shall secure the payment and performance of all obligations and liabilities of Debtor or Borrower:

(a)     to Secured Party howsoever created, evidenced or arising, whether direct or indirect, absolute or contingent, now due or to become due, or now existing or hereafter arising, joint, several or joint and several, including Swap Obligations, future advances and letters of credit issued by Secured Party for the account of or at the request of Debtor or Borrower and all reimbursement obligations arising therefrom;

(b)     to any Secured Party Affiliate under or in connection with Swap Agreements and letters of credit issued or entered into by any Secured Party Affiliate for the account of or at the request of Debtor or Borrower and all reimbursement obligations and Swap Obligations arising therefrom; and

(c)     to Secured Party or any Secured Party Affiliate under or in connection with: (i) Related Documents; (ii) any guaranty by Debtor or Borrower of any obligations of any other person to Secured Party or (as to obligations covered by (b)) any Secured Party Affiliate; (iii) any expenses (including attorneys' fees, legal costs and expenses, and time charges of attorneys who may be employees of Secured Party or any Secured Party Affiliate, in each case whether in or out of court, in original or appellate proceedings or in bankruptcy) incurred or paid by Secured Party or any Secured Party Affiliate in connection with the enforcement or preservation of its rights hereunder or under any Related Document; and (iv) interest accruing after filing of a petition in bankruptcy.

The obligations and liabilities described in the foregoing portion of this Section are sometimes referred to as the "Liabilities”. Notwithstanding the foregoing, the term “Liabilities” includes all Swap Obligations except for any Excluded Swap Obligations, which shall not be secured pursuant to the terms hereof. This Agreement shall continue and remain in effect notwithstanding that at any particular time there may be no Liabilities outstanding. Notwithstanding the foregoing: (x) if Debtor is a natural person the Collateral shall not secure any Liabilities subject to Regulation Z of the Consumer Financial Protection Bureau unless the Truth in Lending disclosure pertaining to such Liabilities discloses the Collateral as security for such Liabilities; and (y) proceeds of Liabilities may not be used directly or indirectly to purchase or carry margin stock unless both Secured Party has consented thereto and Debtor and/or Borrower has indicated such in an FR U-1 statement furnished to Secured Party.

4.     CONTROL AGREEMENT. Debtor agrees to execute and deliver, and cause (each, if more than one) Intermediary to execute and deliver, to Secured Party a control agreement in the form supplied by Secured Party (individually and collectively, as and if amended, restated, renewed or replaced, the “Control Agreement”). Except as otherwise allowed hereby or by the Control Agreement, Intermediary shall act or not act with respect to the Account solely in accord with entitlement orders, instructions and other directions (including directions to sell or otherwise dispose of any Collateral and to deliver any Collateral to Secured Party) given from time to time by Secured Party.

5.     MULTI-ADVISOR FUNDS. Debtor agrees not to hold any Multi-Advisor Funds in the Account.

6.     CONTRACTUAL MINIMUM LIQUIDITY BALANCE.

(a)     For purposes of this Section:

“Asset Backed Security Holding U.S. Government and/or U.S. Government Agency Bonds” means an asset backed security issued in the U.S. the payments on which are derived from, and collateralized or otherwise backed by, a specific pool of U.S. Government Bonds and/or U.S. Government Agency Bonds.

“Emerging Markets Equities” means equities evidencing ownership in a for-profit entity which is located in a country undergoing rapid growth and industrialization, as identified by Secured Party, and which country is acceptable to Secured Party in its discretion.

“Investment Grade” means bearing a current rating of “BBB-” (BBB minus) or higher by Standard & Poor’s or Fitch Investors Service, “Baa3” or higher by Moody’s, or (in Secured Party’s discretion) an investment grade-level rating by another rating agency.

“Listed” means publicly traded on a nationally-recognized exchange or in a nationally-recognized over-the-counter market, in the U.S. or in a foreign jurisdiction which is acceptable to Secured Party in its discretion. “U.S. Listed” means Listed in the U.S; and “Non-U.S. Listed” means Listed in a foreign jurisdiction which is acceptable to Secured Party in its discretion (and not also Listed in the U.S.). For the avoidance of doubt, a security issued by an issuer located in a foreign jurisdiction is treated herein as “U.S. Listed” if it is traded on a nationally-recognized exchange located in the U.S., such as through the use of “ADR’s” (American Depositary Receipts).

“Mutual Fund” means mutual funds as well as so-called “Exchange-Traded Funds” (“ETF’s”).

“Non-U.S. Cash” means currencies other than United States dollars held in a securities account, which currencies are acceptable to Secured Party in its discretion.

“Non-U.S. Money Market Mutual Funds” means Non-U.S. Mutual Funds which primarily invest in highly-liquid, short-term, stable-value debt securities and deposits.

“Non-U.S. Mutual Funds” means Mutual Funds issued in a foreign jurisdiction which jurisdiction is acceptable to Secured Party in its discretion.

“Real Estate” means direct or indirect interests in real property.

“Unrestricted” means, as to a security, that it is not in any way subject to or covered by:

(i)     Rules 144 or 145 of the United States Securities and Exchange Commission, as in effect from time to time, or any successor regulations;

(ii)     other laws or regulations of the U.S. or any foreign jurisdiction which restrict or prohibit pledge, redemption, sale or transfer of securities by directors, officers or major equity holders, as opposed to the general public; or

(iii)     any agreement or other consensual restriction on pledge, redemption, sale or transfer.

“U.S.” means the United States of America.

“U. S. Cash” means United States dollars held in a securities account.

“U.S. Government Agency Bond” means a security issued by an agency of the U.S., but payment of which is not backed by the full faith and credit of the U.S. national government.

“U.S. Government Bond” means a security payment of which is backed by the full faith and credit of the U.S. national government.

“U.S. Money Market Mutual Funds” means U.S. Mutual Funds which primarily invest in highly-liquid, short-term, stable-value debt securities and deposits.

“U.S. Mutual Funds” means Mutual Funds issued in the U.S.

Terms which are: (i) nouns shall have correlative meaning when used (with or without spelling modification) as adjectives, and vice versa; and (ii) defined in the singular shall have a correlative meaning in the plural and vice versa. For purposes of this Section, Secured Party shall in its discretion: (x) determine market values and the category into which a particular asset falls; and (y) convert the value of any assets denominated in foreign currencies into Dollars.

(b)     Debtor agrees to take all steps, including placing additional assets in the Account, to ensure that the market value of the Account assets, as determined by Secured Party, at all times equals or exceeds the “Minimum Liquidity Balance” as defined below (such term also refers to the requirement to maintain such market value, as applicable). For purposes hereof “Minimum Liquidity Balance” means the greater of:

(i)     the amount necessary in Secured Party’s discretion to comply with Regulation U of the Federal Reserve System as in effect from time to time, or any successor regulation; or

(ii)     the amount necessary to ensure that the outstanding amount of the Liabilities as determined by Secured Party in its discretion does not exceed the sum of the below-indicated percentages of the market values of the below-indicated types of assets held in the Account (as and if modified as provided in (x) of this Section below, “Eligible Assets”):

Description	% of Market Value
U.S.
Banking deposits in Dollars with Secured Party held in the Account	100%
U.S. Cash; U.S. Money Market Mutual Funds	95%
U.S. Government Bonds and U.S. Government Agency Bonds	95%
Commercial paper issued in the U.S.	90%
Investment Grade non-convertible bonds issued in the U.S.	80%
Asset-Backed Securities Holding U.S. Government and/or U.S. Government Agency Bonds rated “AAA” or higher by S&P or “Aaa” or higher by Moody’s	85%
Asset-backed securities holding bonds issued in the U.S. (other than Asset-Backed Securities Holding U.S. Government and/or U.S. Government Agency Bonds), if such asset-backed securities are rated “AAA” or higher by S&P or “Aaa” or higher by Moody’s	75%
Investment Grade convertible bonds issued in the U.S.	70%
U.S. Listed Unrestricted equities with a minimum published market value of $10, if the market value of all equities and convertible bonds issued by the issuer thereof and its affiliates held in the Account DOES NOT constitute thirty percent (30%) or more of the total market value of all Eligible Assets in the Account	70%
U.S. Listed Unrestricted equities with a minimum published market value of $10, if the market value of all equities and convertible bonds issued by the issuer thereof and its affiliates held in the Account DOES constitute thirty percent (30%) or more of the total market value of all Eligible Assets in the Account (for the avoidance of doubt, this 50% advance rate shall apply to all U.S. Listed Unrestricted equities in the Account that are issued by the same issuer or its affiliate, not just to the portion of such equities in excess of the 30% concentration)	50%
U.S. Listed Unrestricted equities with a minimum published market value of $10, if any Liabilities are used directly or indirectly to purchase or carry any margin stock (for the avoidance of doubt, if any Liabilities are used to purchase or carry margin stock, then this 50% advance rate shall take precedence over any otherwise-applicable higher percentage of market value)	50%
U.S. Mutual Funds holding non-convertible bonds which are NOT Investment Grade	50%
U.S. Mutual Funds holding equities, commodities, or Real Estate	70%
U.S. Mutual Funds holding Emerging Markets Equities	50%
Non-U.S.
Non-U.S. Cash; Non-U.S. Money Market Mutual Funds	90%
Investment Grade nonconvertible bonds issued by issuers located in foreign jurisdictions	50%
Investment Grade Unrestricted corporate convertible bonds issued by issuers located in foreign jurisdictions	40%
Non-U.S. Listed Unrestricted equities with a minimum published market value of one U.S. Dollar ($1) or the equivalent thereof in foreign currency	50%
Mutual Funds holding Investment Grade bonds issued in foreign jurisdictions	50%
Non-U.S. Mutual Funds holding equities, commodities, or Real Estate	50%

Notwithstanding the foregoing or any other provision hereof:

(x)     Secured Party may in its discretion from time to time: include in the Minimum Liquidity Balance computation, and thus treat as “Eligible Assets,” other Account assets of types not described in the chart above, applying such percentages of market value as Secured Party in its discretion determines; determine that particular assets will no longer be treated as Eligible Assets, even if described in the chart above; and adjust applicable percentages of market value.

(y)     All Collateral and Account assets, whether or not Eligible Assets, must at all times be acceptable to Secured Party in its discretion.

(c)     For purposes of the Minimum Liquidity Balance, except as provided otherwise in the chart in (b) of this Section, each Mutual Fund will be allocated a percentage of market value corresponding to the type of assets which constitute the majority by market value of assets held in the Mutual Fund, as determined by Secured Party in its discretion.

(d)     Assets in the Account which are not Eligible Assets are subject to this Agreement, but their market value is not included in determining compliance with the Minimum Liquidity Balance. Collateral placed or held in a securities lending program is not included in determining compliance with the Minimum Liquidity Balance. Collateral may not be placed or held in a securities lending program if an Event of Default or Unmatured Event of Default has occurred and is continuing or would be caused thereby (including failure to maintain the Minimum Liquidity Balance).

(e)     For purposes of the Minimum Liquidity Balance, Debtor’s and any other party’s obligations under and with respect to any Swap Agreement shall be deemed to be in the amount(s) notified to Debtor by Secured Party in Secured Party’s discretion from time to time notwithstanding: (i) any other provision of this Agreement or any Related Document to the contrary; and (ii) the “notional amount” and other aspects of any Swap Agreement. Neither this subsection (e) nor any other provision of this Agreement or any other Related Document shall limit the obligations of Debtor, Borrower or any other party under any Swap Agreement.

(f)     At Secured Party’s sole option from time to time, assets pledged as collateral by persons other than Debtor, or which are subject to agreements by other persons in favor of Secured Party, may be taken into account by Secured Party in determining compliance with the Minimum Liquidity Balance.

(g)     The Minimum Liquidity Balance requirement hereunder is in addition to any requirement to maintain a “Minimum Liquidity Balance,” amounts or types of assets, or borrowing base under any other agreement or instrument previously, now or hereafter executed by Debtor or any other party, unless otherwise specifically provided herein or in such other agreement or instrument.

7.     ACCOUNT ACTIVITY.

(a)     Until Secured Party delivers to Intermediary a Notice of Exclusive Control:

(i)     Debtor will have full authority to exercise voting rights with respect to Collateral;

(ii)     Debtor may trade assets within the Account; and

(iii)     Debtor may receive and retain interest and regular cash dividends on Collateral.

Notwithstanding the foregoing portion of this (a), Debtor may not terminate or re-title the Account or (except as provided in (c) below) withdraw Collateral.

(b)     If an Event of Default or Unmatured Event of Default (including failure to maintain the Minimum Liquidity Balance) has occurred and is continuing or would be caused by any action of Debtor, Secured Party may at any time give Intermediary a notice that Secured Party will exercise exclusive control over the Account (each, a “Notice of Exclusive Control”). Upon receipt of a Notice of Exclusive Control:

(i)     Intermediary will stop: (A) complying with any exercise by Debtor of voting rights with respect to the Account; (B) complying with trading directions from Debtor with respect to the Account; and (C) distributing to Debtor interest and regular cash dividends on Collateral; and

(ii)     without limiting any other right of Secured Party, Secured Party may exercise any and all trading, withdrawal, distribution, voting and other rights with respect to the Account.

(c)     Unless an Event of Default or Unmatured Event of Default (including failure to maintain the Minimum Liquidity Balance) has occurred and is continuing or would be caused by any action of Debtor, Secured Party will:

(i)     not give Intermediary a Notice of Exclusive Control; and

(ii)     direct Intermediary to: (A) permit Debtor to make withdrawals from (including “free deliveries” out of) and trade assets within the Account, and to exercise voting rights with respect to assets in the Account; and (B) distribute to Debtor interest and regular cash dividends on assets in the Account.

(d)     Intermediary will not be liable to Debtor for complying with a Notice of Exclusive Control, entitlement order or other direction originated by Secured Party, even if Debtor notifies Intermediary that Secured Party is not legally entitled to issue the entitlement order, Notice of Exclusive Control or other direction. Intermediary need not investigate whether Secured Party is entitled to give an entitlement order, Notice of Exclusive Control or other direction.

(e)     Debtor shall promptly cause any interest, dividends, securities or other property received by Debtor itself with respect to any Collateral to be placed into the Account, but Debtor may thereafter withdraw any such property if otherwise allowed hereby.

8.     NT CORP STOCK AND COMMINGLED FUNDS.

(a)     Notwithstanding any other provision hereof or of the Control Agreement to the contrary or inconsistent with this (a):

(i)     the Collateral shall not include NT Corp Stock or (pursuant to applicable law) Commingled Funds; and

(ii)      assets in the Account consisting of NT Corp Stock or Commingled Funds shall be excluded in determining compliance with the Minimum Liquidity Balance.

(b)     Debtor agrees not to (or to direct or authorize Intermediary to) sell or otherwise dispose of any other securities or assets now or hereafter in the Account in order to purchase additional NT Corp Stock (whether or not held in the Account), unless after any such sale or other disposition Debtor will be in compliance with the Minimum Liquidity Balance and no Event of Default or Unmatured Event of Default will have occurred and be continuing. Additional NT Corp Stock may be added to the Account with funds not part of or proceeds of the Account if and only if at such time the Minimum Liquidity Balance is met and no Event of Default or Unmatured Event of Default has occurred and is continuing.

(c)     Debtor agrees not to hold any Commingled Funds in the Account unless Secured Party (in its capacity as such) specifically consents to such holding in writing.

9.     REPRESENTATIONS AND WARRANTIES.

(a)     Debtor represents and warrants to, and agrees in favor of, Secured Party, that:

          (i)     (A)     If Debtor is an organization (including a trust that is a registered organization), then Debtor is an entity of the type, and is organized under the laws of the jurisdiction, specified in the preamble hereto. Debtor’s name as shown in the preamble hereto is the full exact name that appears in Debtor’s organizational documents. If Debtor is a registered organization, Debtor’s name as shown in the preamble hereto is as shown on the public organic record most recently filed with or issued or enacted by Debtor’s jurisdiction of organization which purports to state, amend, or restate Debtor’s name. If Debtor is an organization but not a registered organization, if it has only one place of business that place of business is at Debtor’s address indicated in the preamble hereto, but if it has more than one place of business, its chief executive office is at such address.

(B)     If Debtor is a trust which is not itself a registered organization, then: (1) if the Trust Agreement specifies a name for the trust, Debtor’s name as shown in the preamble hereto is the name so specified; (2) Debtor has provided the name of its settlor(s) or testator(s) to Secured Party; and (3) if Debtor has only one place of business, that place of business is at Debtor’s address indicated in the preamble hereto, but if it has more than one place of business, its chief executive office is at such address.

(C)     If Debtor is a natural person, then:

(1)     Debtor’s principal residence is located at the address shown in the preamble hereto; and

                    (2)     i.     if Debtor has a driver’s license or alternative identification that has not expired and that was issued by the state of Debtor’s principal residence, Debtor’s name shown in the preamble hereto is exactly the same as shown on that driver’s license or alternative identification card; or

ii.     if Debtor does not have a driver’s license or alternative identification card that has not expired and that was issued by the state of Debtor’s principal residence, then: (x) Debtor’s first given name and surname are as shown in the preamble hereto; and (y) if Debtor obtains a driver’s license or alternative identification card from the state of Debtor’s principal residence, then Debtor shall, within thirty (30) days of the issuance of such driver’s license or alternative identification card, provide Secured Party with a true and accurate copy of such driver’s license or alternative identification card, showing Debtor’s name and address, the state of issuance and the expiration date thereof; and

(3)     in any event, Debtor shall provide Secured Party notice within thirty (30) days of the happening of each of the following events:

i.     Debtor’s principal residence has changed;

ii.     the name of Debtor on Debtor’s driver’s license or alternative identification card has changed in any manner, no matter how small;

iii.     Debtor’s driver’s license or alternative identification has been surrendered, suspended, changed or terminated in any manner, no matter how small or for how short a time;

iv.     Debtor’s driver’s license or alternative identification card has expired; or

v.     Debtor has changed his or her first given name or surname, whether as a result of marriage, divorce, legal proceeding or otherwise.

(D)     The representations and warranties made by Debtor in (A)-(C) of this (i), as applicable, would have been accurate at all times during the five years and six months prior to the date hereof except as and if Debtor has specifically notified Secured Party in writing prior to Debtor’s execution of this Agreement.

(ii)     Debtor (if Debtor is not a natural person) and any Subsidiary are validly existing and in good standing under the laws of their state of organization or formation, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so would reasonably be expected to have a material adverse impact on the assets, condition or prospects of Debtor.

(iii)     The execution, delivery and performance of this Agreement and all Related Documents: are within Debtor's powers and have been authorized by all necessary action required by law and (unless Debtor is a natural person) Debtor’s Constituent Documents; have received any and all necessary governmental approval; and do not and will not contravene or conflict with any provision of law, any Constituent Document or any agreement affecting Debtor or its property. This Agreement and all Related Documents are enforceable against Debtor and/or the applicable Related Parties in accord with their terms, except to the extent, if any, that such enforceability may be limited by equitable principles, whether applied in a court of law or equity, or by bankruptcy, insolvency and other laws affecting creditors’ rights generally.

(iv)     There has been no material adverse change in the business, condition, properties, assets, operations or prospects of Debtor or any Related Party since the date of the latest financial statements or other documentation provided by or on behalf of Debtor or any Related Party to Secured Party.

(v)     No financing statement, mortgage, notice of judgment or any similar instrument (unless filed on behalf of Secured Party) covering any Collateral is on file in any public office, nor has Debtor entered into any agreement granting “control” (as defined in Articles 8 and 9 of the UCC) of any Collateral to any person other than Secured Party.

(vi)     Debtor is the lawful owner of and has rights in or power to transfer all Collateral, free and clear of all liens, pledges, charges, mortgages, and claims other than any in favor of Secured Party, except liens for current taxes not delinquent.

(vii)     Debtor has filed or caused to be filed all foreign, federal, state, and local tax returns that are required to be filed, and has paid or has caused to be paid all of its taxes, including any taxes shown on such returns or on any assessment received by it, to the extent that such taxes have become due.

(viii)     Except for federal and state securities laws generally applicable to the pledge, redemption, sale, or transfer of marketable securities which are held by members of the general public, pledge, redemption, sale, and transfer of the Collateral by Secured Party: (A) are not prohibited or regulated by any federal or state law or regulation or any agreement binding upon Debtor, including any Constituent Document; and (B) require no registration or filing with, or consent or approval of, any governmental body, regulatory authority or securities exchange.

(ix)     Debtor has not acquired any Collateral in a transaction not involving a public offering within the meaning of applicable federal and state securities laws. Debtor is not an executive officer, director or other “affiliate” (as contemplated by Rules 144 and 145 of the Federal Securities and Exchange Commission) of any issuer of any Collateral.

(x)     To Debtor’s actual knowledge, all Collateral is duly and validly authorized and issued, non-assessable, fully paid and paid for, and outstanding.

(xi)     The execution, delivery and performance of this Agreement and all Related Documents are in Debtor’s best interest in its current and future operations and will materially benefit Debtor. Debtor has received adequate, fair and valuable consideration, and at least reasonably equivalent value, to enter into and perform this Agreement and all Related Documents. Debtor’s assets at fair valuation exceed the sum of Debtor’s debts. Debtor is able to pay its debts as they become due. Debtor does not have unreasonably small capital with which to conduct its business.

(b)     The request or application for any Liabilities by Debtor shall be a representation and warranty by Debtor as of the date of such request or application that: (i) no Event of Default or Unmatured Event of Default has occurred and is continuing as of such date; and (ii) Debtor's representations and warranties herein and in any Related Document are true and correct as of such date as though made on such date.

10.     DIRECT HOLDINGS OF CERTIFICATED AND UNCERTIFICATED SECURITIES.

(a)     This Section applies to: (i) certificated securities (if any) in the Account registered in the name of, payable to the order of, or specially indorsed to Debtor, and which have not been subsequently indorsed to Intermediary or in blank; and (ii) uncertificated securities (if any) therein which are registered in Debtor’s name on the issuer’s books. This Section supplements any actions by or rights of Intermediary pursuant to any agreement between Intermediary and Debtor governing the Account.

(b)     As to any such certificated securities in the Account:

(i)     Debtor agrees to deliver to Intermediary the related certificates and to execute and deliver to Intermediary stock or bond powers in blank plus other related documents, all in such form as Secured Party or Intermediary request.

(ii)     Secured Party and Intermediary may at any time take such other actions as they deem necessary or appropriate, including: (A) appointment of sub-agents or depositories to retain physical possession of such certificates, which may in Secured Party’s discretion be held in the name of Secured Party, any such sub-agent or depository, or any nominee of the foregoing; (B) transferring such certificates into a “pledge position” or the like at any such sub-agent or depository; and (C) exchanging certificates for certificates of smaller or larger denominations.

(c)     As to any such uncertificated securities in the Account:

(i)     Debtor agrees to execute and deliver, and to cause the issuer of such uncertificated securities to execute and deliver, to Secured Party a control agreement in such form as Secured Party may require, in addition to the Control Agreement regarding the Account.

(ii)      Secured Party and Intermediary may at any time cause such securities to be registered in Intermediary’s, Secured Party’s or street name, or the like.

(d)     Without limiting Secured Party’s and Intermediary’s rights under (a)-(c) or any other provision hereof or of the Control Agreement regarding the Account: (i) Debtor agrees (and authorizes Secured Party and Intermediary) to take or cause to be taken such actions, and execute or cause to be executed such documents and instruments, in connection with Secured Party’s security interest in such certificated and uncertificated securities as Secured Party or Intermediary may reasonably require; and (ii) Debtor hereby appoints Secured Party and Intermediary as Debtor's attorneys-in-fact, which appointment is and shall be deemed to be irrevocable and coupled with an interest, for purposes of performing acts and signing and delivering any document or instrument on behalf of Debtor in order to effectuate this Section. Debtor immediately will reimburse Secured Party and Intermediary for all expenses so incurred. Debtor directs the issuers of, or any depository, registrar, transfer agent or similar party with respect to any of, such securities to accept the provisions hereof (without inquiry of any kind) as conclusive evidence of the right of Secured Party and Intermediary to take any action referenced above, and agrees to hold them harmless for doing so, notwithstanding any notice or direction to the contrary previously or hereafter given by Debtor or any other person.

(e)     Debtor shall be deemed to have granted a security interest in such certificated and uncertificated securities pursuant hereto and such certificated and uncertificated securities shall be subject to the other terms hereof, as in the case of other Collateral, even if under the UCC or other applicable law Debtor is treated as holding such securities directly rather than as having a security entitlement with respect thereto.

(f)     Notwithstanding any other provision hereof, at Secured Party’s option such certificated and uncertificated securities shall not be included in determining compliance with the Minimum Liquidity Balance until any actions required by Secured Party or Intermediary pursuant to this Section and corresponding provisions of the Control Agreement are completed to Secured Party’s satisfaction.

11.     GENERAL COVENANTS. Debtor agrees that so long as this Agreement remains in effect, it will:

(a)     NOTIFY SECURED PARTY IN WRITING AT LEAST SIXTY (60) DAYS IN ADVANCE OF: (i) ANY CHANGE WHATSOEVER IN THE NAME OF DEBTOR; (ii) ANY CHANGE WHATSOEVER IN THE STATE OR JURISDICTION IN WHICH DEBTOR IS ORGANIZED OR FORMED OR, IF DEBTOR IS A NATURAL PERSON, IN WHICH DEBTOR’S PRINCIPAL RESIDENCE IS LOCATED; (iii) ANY NEW NAMES UNDER WHICH DEBTOR INTENDS TO DO BUSINESS; AND (iv) ANY NEW ADDRESSES AT OR FROM WHICH DEBTOR INTENDS TO DO BUSINESS. IF DEBTOR IS A REGISTERED ORGANIZATION, SUCH AS A CORPORATION, LIMITED LIABILITY COMPANY, OR LIMITED PARTNERSHIP, DEBTOR AGREES TO NOTIFY SECURED PARTY IMMEDIATELY IF DEBTOR’S STATE OR JURISDICTION OF ORGANIZATION DISSOLVES, SUSPENDS OR TERMINATES DEBTOR’S EXISTENCE OR PRIVILEGES, OR NOTIFIES DEBTOR THAT IT IS NOT IN COMPLIANCE WITH ANY REQUIREMENTS OF SUCH STATE OR OTHER JURISDICTION. IF DEBTOR IS A NATURAL PERSON THE FOREGOING PORTION OF THIS (a) DOES NOT LIMIT DEBTOR’S AGREEMENTS IN SUBSECTION (a)(i)(C) OF THE SECTION ENTITLED “REPRESENTATIONS AND WARRANTIES.”

(b)     Defend the Collateral against the claims and demands of all persons other than Secured Party and promptly pay all taxes, assessments, and charges upon the Collateral. Debtor agrees not to sign, file, or authenticate, or authorize or permit the signing, filing or authentication of, any financing statements or other documents creating or perfecting a lien upon or security interest in any Collateral except in favor of Secured Party, or otherwise create, suffer, or permit to exist any liens, claims or security interests upon any Collateral other than in favor of Secured Party, except tax liens if removed before related taxes become delinquent.

(c)     Do such acts as Secured Party may request to establish and maintain a valid and perfected security interest in the Collateral free and clear of all other liens, claims, or security interests except as specifically permitted hereby.

(d)     Keep at its address for notices set forth in the preamble hereto its records concerning the Account, which records shall be of such character as will enable Secured Party to determine at any time the status thereof; and permit Secured Party, during normal business hours and upon at least three days’ prior notice unless an Event of Default has occurred and is continuing, from time to time to inspect, audit, and make copies of, and extracts from, all records and all other papers in the possession or control of Debtor pertaining to the Account.

(e)     Provide to Secured Party from time to time such financial statements of and other information concerning the Collateral, Debtor, and any Related Party as Secured Party shall reasonably request.

(f)     Except if and to the extent permitted hereby, not sell, transfer, lease, grant a license or option or similar right with respect to, or otherwise dispose of, or agree to dispose of, any Collateral.

12.     EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default":

(a)     (i) failure to pay, when and as due, any principal payable on any of the Liabilities; (ii) failure to pay, when and as due, any interest or other amounts payable on any of the Liabilities; or (iii) failure to comply with or perform any agreement or covenant of Debtor or any Related Party contained herein or in any Related Document, which failure does not otherwise constitute an Event of Default, subject to any applicable notice, grace or cure period; or

(b)     any default, event of default, or similar event shall occur or continue under any Related Document, and shall continue beyond any applicable notice, grace or cure period set forth in such Related Document; or

(c)     there shall occur any default or event of default, any similar event, any event that requires the prepayment of borrowed money or permits the acceleration of the maturity thereof, or any event or condition that might become any of the foregoing with notice or the passage of time or both, under the terms of any evidence of indebtedness or other agreement issued or assumed or entered into by Debtor or any Related Party, or under the terms of any document or instrument under which any such evidence of indebtedness or other agreement is issued, assumed, secured, or guaranteed, and such event shall continue beyond any applicable notice, grace or cure period; or

(d)     any representation, warranty, certificate, financial statement, report, notice, or other writing furnished by or on behalf of Debtor or any Related Party to Secured Party is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or

(e)     this Agreement or any Related Document, including any guaranty of or pledge of collateral security for the Liabilities, shall be repudiated or shall become unenforceable or incapable of performance in accord with its terms; or

(f)     Debtor or any Related Party (in each case if not a natural person) shall fail to maintain their existence in good standing in their state of organization or formation or shall fail to be duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so would reasonably be expected to have a material adverse impact on the assets, condition or prospects of Debtor or any Related Party; or

(g)     Debtor or any Related Party shall die, be declared legally incompetent, dissolve, liquidate, merge, consolidate, or cease to be in existence for any reason; or, if Debtor is a partnership or joint venture, any general or limited partner or joint venturer of Debtor shall withdraw from Debtor, or any general partner shall become a limited partner; or the trust under any Trust Agreement shall terminate in whole or in part or be the subject of a distribution of other than income but, in the case of a distribution, only if such distribution would otherwise cause an Event of Default or Unmatured Event of Default to occur; or

(h)     except for a successor trustee under any Trust Agreement, any person presently not in control of a Debtor or Related Party which is not a natural person shall obtain control directly or indirectly of such a Debtor or Related Party, whether by purchase or gift of stock or assets, by contract, or otherwise; or

(i)     any proceeding (judicial or administrative) shall be commenced against Debtor or any Related Party, or with respect to any of their assets, which would reasonably be expected to have a material and adverse effect on the ability of Debtor to repay the Liabilities; or a judgment or settlement shall be entered or agreed to in any such proceeding which would reasonably be expected to have a material and adverse effect on the ability of Debtor to repay the Liabilities; or any garnishment, summons, writ of attachment, citation, levy or the like is issued against or served upon Secured Party for the attachment of any property of Debtor or any Related Party in Secured Party’s possession or control; or

(j)     Debtor shall grant or any person (other than Secured Party) shall obtain or perfect a security interest in, or file any financing statement covering, any Collateral; Secured Party shall not have a perfected security interest in any Collateral or other assets constituting security for the Liabilities, of first-priority and enforceable in accord with this Agreement (as to the Collateral) or the related collateral documents (as to such other assets); or any notice of a federal tax lien against Debtor or any Related Party shall be filed with any public recorder; or

(k)     there shall be any material loss or depreciation in the value of any Collateral or any other assets constituting security for the Liabilities for any reason (except that the preceding part of this subsection shall not apply if Debtor and any Related Party are in compliance with any Minimum Liquidity Balance or other specific borrowing base or like requirement under this Agreement and all Related Documents); or Secured Party shall otherwise reasonably deem itself insecure; or, unless expressly permitted by this Agreement or the Related Documents, all or any part of any Collateral or any other assets constituting security for the Liabilities, or any direct, indirect, legal, equitable or beneficial interest therein, is assigned, transferred or sold without Secured Party’s prior written consent; or

(l)     any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation, dissolution, or similar proceeding, domestic or foreign, is instituted by or against Debtor or any Related Party, and, if instituted against Debtor or any Related Party, shall not be dismissed or vacated within sixty (60) days after the filing or other institution thereof; or

(m)     Debtor or any Related Party shall become insolvent, generally shall fail or be unable to pay its debts as they mature, shall admit in writing its inability to pay its debts as they mature, shall make a general assignment for the benefit of its creditors, shall enter into any composition or similar agreement, or shall suspend the transaction of all or a substantial portion of its usual business.

13.     DEFAULT REMEDIES.

(a)     Upon the occurrence of any Event of Default specified in (a)-(k) of the Section entitled “EVENTS OF DEFAULT,” Secured Party at its option may declare the Liabilities (principal, interest and other amounts) immediately due and payable without notice or demand of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY DEBTOR (except as and if otherwise specifically set forth herein), whereupon the entire unpaid principal balance of the Liabilities, all interest accrued thereon, and any other Liabilities shall thereupon at once mature and become due and payable. Upon the occurrence of any Event of Default specified in (l)-(m) of the Section entitled “EVENTS OF DEFAULT,” all Liabilities (principal, interest and other amounts) shall be immediately and automatically due and payable without notice, demand or other action of any kind, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY DEBTOR. Upon the occurrence of any Event of Default, Secured Party may exercise any rights and remedies under this Agreement or any Related Document (including any Related Document pertaining to collateral), and at law or in equity. The time of payment of the Liabilities is also subject to acceleration if an Event of Default occurs.

(b)     If any Event of Default shall have occurred and be continuing, then, in addition to having the right to exercise any rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in Florida and any state in which any Collateral is located, Secured Party may, in its sole discretion:

(i)     without being required to give any prior notice to Debtor apply the cash (if any) then held by it hereunder toward the Liabilities in such order as Secured Party shall determine in its sole discretion; and

(ii)     if there shall be no such cash or the cash so applied shall be insufficient to pay all obligations in full, sell the Collateral, or any part thereof, at any public or private sale, for cash, upon credit or for future delivery, as Secured Party shall deem appropriate, provided, however, that Debtor shall be credited with proceeds thereof only when the proceeds are actually received in cash by Secured Party, and such sale shall be deemed commercially reasonable. Secured Party shall be authorized at any such sale (to the extent it deems it advisable to do so, in its sole discretion) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral then being sold for their own account for investment and not with a view to the distribution or resale thereof, and upon consummation of any such sale Secured Party shall have the right to assign, transfer and deliver to the purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Debtor. Debtor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Secured Party has no obligation to marshal Collateral or to clean up or otherwise prepare Collateral for sale, and may specifically disclaim any warranties as to the Collateral, including those of title, merchantability, and fitness for a particular purpose. Secured Party may comply with any applicable local, state or federal law requirements in connection with a disposition of Collateral, and compliance will not be considered to affect adversely the commercial reasonableness of any sale of Collateral. Debtor grants to Secured Party the right to enter into or on any premises where Collateral may be located for the purposes of exercising any remedies upon the occurrence of an Event of Default. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of Collateral if it takes such action for that purpose as Debtor requests in writing, but failure to do so shall not be deemed a failure to exercise ordinary care; no failure of Secured Party to preserve or protect any right with respect to Collateral against prior parties shall be deemed of itself a failure to exercise reasonable care in the custody or preservation of Collateral. To the extent that notice of sale shall be required to be given by law, Secured Party shall give Debtor at least ten days' written notice of any such public sale or the date after which any such private sale or sales will be held, and such notice shall be deemed commercially reasonable. Secured Party shall not be obligated to make any sale of Collateral if it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the sale price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case any such purchaser shall fail to take up and pay for the Collateral so sold; in the case of any such failure, such Collateral may be sold again upon like notice. As an alternative to exercising the power of sale herein conferred upon it, Secured Party may proceed by a suit at law or in equity to foreclose this Agreement and to sell the Collateral, or any portion thereof, pursuant to a judgment or decree of a court of competent jurisdiction. Except as and if otherwise required by law, any proceeds of the Collateral sold or disposed of pursuant hereto shall be applied toward the Liabilities in such order as Secured Party shall determine in its sole discretion. Any balance remaining shall be returned to Debtor or the party lawfully entitled thereto.

(c)     Secured Party may, by written notice to Debtor, at any time and from time to time, waive any Event of Default or Unmatured Event of Default, which shall be for such period and subject to such conditions as shall be specified in any such notice. In the case of any such waiver, Secured Party and Debtor shall be restored to their former position and rights hereunder, and any Event of Default or Unmatured Event of Default so waived shall be deemed to be cured and not continuing; but no such waiver shall extend to or impair any subsequent or other Event of Default or Unmatured Event of Default. No failure to exercise, and no delay in exercising, on the part of Secured Party of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of Secured Party herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(d)     As to any Liabilities owed to any Secured Party Affiliate, Secured Party shall act as collateral agent for such Secured Party Affiliate and shall take or refrain from taking action, and shall distribute proceeds of Collateral and other amounts recovered hereunder or under any Related Document between such Secured Party Affiliate and Secured Party, as they shall from time to time agree. Except as and if required by law Debtor shall have no obligation or right whatsoever to inquire into any agreements or arrangements between Secured Party and any Secured Party Affiliate as to Secured Party’s acting as collateral agent for any Secured Party Affiliate.

14.     RIGHTS OF SECURED PARTY. Without limiting any other rights Secured Party has under the law, Secured Party may, from time to time, at its option (but shall have no duty to):

(a)     perform any agreement of Debtor hereunder that Debtor shall have failed to perform;

(b)     take any other action which Secured Party deems necessary or desirable for the preservation of the Collateral or Secured Party's interest therein and the carrying out of this Agreement, including: (i) any action to collect or realize upon the Collateral; (ii) the discharge of taxes, liens, security interests or other encumbrances at any time levied or placed on the Collateral; (iii) the discharge or keeping current of any obligation of Debtor having effect on the Collateral; (iv) receiving, endorsing and collecting all checks and other orders for the payment of money made payable to Debtor representing any dividend, interest payment or other distribution payable or distributable in respect of the Collateral or any part thereof, and giving full discharge for the same; and (v) causing any person having possession of any Collateral to acknowledge that such person holds such Collateral for the benefit of Secured Party; and

(c)     sign, file and authenticate financing statements and related documents covering the Collateral in all public offices deemed necessary or appropriate by Secured Party.

Debtor hereby appoints Secured Party as Debtor's attorney in fact, which appointment is and shall be deemed to be irrevocable and coupled with an interest, for purposes of performing acts and signing and delivering any agreement, document, or instrument on behalf of Debtor in accordance with this Section. Debtor immediately will reimburse Secured Party for all expenses so incurred by Secured Party.

15.     OBLIGATIONS UNCONDITIONAL; WAIVER OF DEFENSES. No fact or circumstance whatsoever which might at law or in equity constitute a discharge or release of, or defense to or offset against the obligations of, a co-signer, accommodation party, guarantor or surety shall limit or affect any obligations of Debtor under this Agreement or any Related Document. Without limiting the generality of the foregoing:

(a)     Secured Party may at any time and from time to time, without notice to Debtor, take any or all of the following actions without affecting or impairing the liability of Debtor under this Agreement and any Related Document:

(i)     renew or extend time of payment of the Liabilities;

(ii)     accept, substitute, release or surrender any security for the Liabilities; and

(iii)     release any person primarily or secondarily liable on the Liabilities (including Borrower, any Credit Support Party, and any other Related Party).

(b)     No delay in enforcing payment of the Liabilities, nor any amendment, waiver, change, or modification of any terms of any Related Document, shall release Debtor from any obligation hereunder. The obligations of Debtor under this Agreement are and shall be primary, continuing, unconditional and absolute (notwithstanding that at any time or from time to time all of the Liabilities may have been paid in full), irrespective of the value, genuineness, regularity, validity or enforceability of any Related Documents. In order to hold Debtor liable or exercise rights or remedies hereunder, there shall be no obligation on the part of Secured Party, at any time, to resort for payment to Borrower or any Related Party or to any other security for the Liabilities. Secured Party shall have the right to enforce this Agreement irrespective of whether or not other proceedings or steps are being taken against any other property securing the Liabilities or any other party primarily or secondarily liable on any of the Liabilities.

(c)     Except as and if otherwise specifically set forth herein, Debtor irrevocably waives presentment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, demand, diligence, grace, notice of dishonor or default, notice of nonpayment, notice of acceptance, notice of any loans made, extensions granted or other action taken in reliance hereon, and all other demands and notices of any kind in connection with this Agreement or the Liabilities.

(d)     Until all Liabilities have been paid and fulfilled in full and no committed or uncommitted credit facility has been extended to Debtor or Borrower by Secured Party or any Secured Party Affiliate, Debtor waives the exercise of any claim or other right which Debtor might now have or hereafter acquire against Borrower or any other person primarily or contingently liable on the Liabilities (including any Related Party) or that arises from the existence or performance of Debtor's obligations under this Agreement or any Related Document, including any right of subrogation, reimbursement, contribution, indemnification, or participation in any claim or remedy of Secured Party against Borrower or any other collateral security for the Liabilities, which Secured Party now has or hereafter acquires, however arising.

(e)     If any person other than Debtor or Borrower (any such person, a “Third Party Obligor”) shall be obligated in respect of the Liabilities, as a pledgor, a guarantor or otherwise, and shall make any payment in respect of the Liabilities, Debtor agrees, after payment in full of the Liabilities and termination of all commitments by Secured Party and Secured Party Affiliates to extend credit to Debtor or Borrower, to make a contribution to any such Third Party Obligor. The amount of the contribution made by Debtor shall be an amount sufficient to cause the contributions for payments on the Liabilities made by Debtor and all such Third Party Obligors to be proportionate to the respective benefits received by Debtor and the Third Party Obligors. Nothing in this subsection (e) shall limit the obligations of Debtor to Secured Party and Secured Party Affiliates hereunder.

16.     SECURED PARTY MAY ALSO BE INTERMEDIARY OR FIDUCIARY. Debtor hereby irrevocably waives, releases and forever relinquishes any claim or right of any nature whatsoever based upon the fact that Intermediary or a trustee or other fiduciary of any Debtor or Related Party is or may be Secured Party itself or a Secured Party Affiliate, and irrevocably consents to any such circumstance. The rights and powers of Secured Party shall not in any way be restricted by reason of any such present or future circumstance.

17.     ARM’S LENGTH TRANSACTIONS. Debtor acknowledges and agrees that:

(a)     The transactions contemplated by the Related Documents are arm's length commercial transactions among Debtor, Secured Party and any other parties thereto.

(b)     In connection with such transactions, Secured Party is acting solely as a principal and not as an agent or a fiduciary of Debtor or any Related Party.

(c)     With respect to any advances of Liabilities or the process leading thereto (whether or not Secured Party or any Secured Party Affiliate has advised or is currently advising Debtor or any Related Party on other matters), Secured Party has not assumed a fiduciary responsibility in favor of Debtor or any Related Party or any other obligation of Debtor or any Related Party.

(d)     Debtor and the Related Parties have consulted with their own legal and financial advisors to the extent they deem appropriate in connection with the transactions contemplated by the Related Documents.

18.     FURTHER ASSURANCES. Debtor agrees to do (or cause to be done) such further acts and things, and to execute and deliver (or cause to be executed and delivered) such additional conveyances, assignments, agreements, and instruments, as Secured Party may at any time reasonably request in connection with the administration or enforcement of this Agreement or related to the Collateral or any part thereof or in order better to assure and confirm unto Secured Party its rights, powers and remedies hereunder.

19.     INVESTMENT DECISIONS. Secured Party in its capacity as Secured Party shall have no duty or obligation to Debtor as to any adverse economic, investment, tax or other losses or consequences incurred due to actions or omissions by Secured Party with regard to purchasing, holding, redeeming or selling Collateral while the same shall be under Secured Party’s control.

20.     NOTICES. Except as and if otherwise provided herein, all notices, requests and demands to or upon the respective parties pursuant hereto shall be in writing and shall deemed to have been given or made five business days after a record has been deposited in the mail, postage prepaid, or one business day after a record has been deposited with a recognized overnight courier, charges prepaid or to be billed to the sender, or on the day of delivery if delivered manually with receipt acknowledged, in each case addressed or delivered:

(a)     if to Secured Party to The Northern Trust Company, Attention: Credit Administration Team, XX-XX-XX-XX, 50 South LaSalle, Chicago, IL 60603, with a copy to Gregory J. Werra, Vice President, 600 Brickell Avenue Suite 2400, Miami, FL 33131; and

(b)     if to Debtor to its address indicated in the preamble hereto,

or to such other address as may be hereafter designated in writing by the respective parties hereto by a notice in accord with this Section.

21.     MISCELLANEOUS. Except as and if otherwise specifically agreed in any Related Document, and to the extent, if any, that the UCC or other law provides for the application of the law of a different state, this Agreement and the Related Documents shall be: (i) governed by and construed in accordance with the internal law of the State of Florida; and (ii) deemed to have been executed in the State of Florida. This Agreement shall bind Debtor, its(his)(her) heirs, trustees (including successor and replacement trustees), executors, personal representatives, successors and assigns, as well as all persons who become bound as a debtor to this Agreement, and shall inure to the benefit of Secured Party, its successors and assigns, except that neither Debtor nor any person who or which becomes bound as a debtor hereto may transfer or assign any rights or obligations hereunder without the prior written consent of Secured Party. If an Event of Default has occurred and is continuing, Debtor agrees to pay upon demand all expenses (including reasonable attorneys' fees, legal costs and expenses, and time charges of attorneys who may be employees of Secured Party, in each case whether in or out of court, in original or appellate proceedings or in bankruptcy) incurred or paid by Secured Party in connection with the enforcement or preservation of its rights hereunder or under any Related Document. This Agreement may be executed in two or more counterparts, and (if there is more than one party) by each party on separate counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement, whether with or without the remainder hereof, by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart hereof. Time is of the essence in the performance of all obligations under this Agreement. This Agreement is, and is intended to take effect as, an instrument under seal. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity without invalidating the remainder of such provision, the applicability of such provision in any other instance, or the remaining provisions of this Agreement. To the maximum extent permitted by applicable law, Secured Party is hereby authorized by Debtor without notice to Debtor to fill in any blank spaces and dates herein or in any Related Document to conform to the terms of the transaction and/or understanding evidenced hereby. This Agreement may not be amended, waived or terminated without the prior written consent of Secured Party, and shall remain in effect notwithstanding that at any particular time there shall be no Liabilities outstanding.  This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time a payment made to Secured Party is rescinded or otherwise must be restored or returned by Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Debtor, as though such payment had not been made. THIS AGREEMENT AND THE RELATED DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AS TO THE SUBJECT MATTER HEREOF AND THEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

22.     NO PUNITIVE DAMAGES. NO PARTY HERETO MAY SEEK OR RECOVER PUNITIVE DAMAGES IN ANY PROCEEDING BROUGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO SECURED PARTY TO EXTEND CREDIT SECURED BY THE COLLATERAL.

23.     AUTHORIZATION TO RECORD PHONE CALLS. FOR ITSELF AS WELL AS ANY RELATED PARTY AND ANY AGENT, DIRECTOR, EMPLOYEE, MANAGER, MEMBER, OFFICER, OR PARTNER OF DEBTOR, AS APPLICABLE, DEBTOR IRREVOCABLY CONSENTS TO SECURED PARTY’S RECORDING OF ANY TELEPHONE CONVERSATION PERTAINING TO THIS AGREEMENT.

24.     ANTI-TERRORISM LAW.

(a)     Secured Party hereby notifies Debtor and any Related Party that, pursuant to the requirements of the USA Patriot Act, Secured Party may be required to obtain, verify and record information that identifies Debtor and any Related Party, which information may include the name and address of Debtor and any Related Party and other information that will allow Secured Party to identify Debtor and any Related Party in accord with the USA Patriot Act. Debtor hereby agrees to take any action necessary to enable Secured Party to comply with the requirements of the USA Patriot Act.

(b)     Debtor covenants, represents and warrants as follows:

(i)     Neither Debtor nor any Related Party is or, to the best of Debtor’s knowledge, will be in violation of any Anti-Terrorism Law.

(ii)     Neither Debtor nor any Related Party is or, to the best of Debtor’s knowledge, will be a Prohibited Person.

(iii)      Neither Debtor nor any Related Party: (A) conducts any business or engages in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(iv)     Neither Debtor nor any Related Party will engage in any of the activities described in (iii) of this subsection (b) in the future.

(v)     Debtor and each Related Party will ensure that the proceeds of the Liabilities are not used to violate any foreign asset control regulations of the U.S. Office of Foreign Assets Control (“OFAC”) or of any enabling statute or any Executive Order relating thereto.

(vi)     Debtor will deliver to Secured Party any certification or other evidence requested from time to time by Secured Party in its sole reasonable discretion, confirming Debtor’s and any Related Party’s compliance with this Section.

(vii)     Debtor has implemented procedures, and will consistently apply those procedures while this Agreement is in effect, to ensure that the representations and warranties in this Section remain true and correct while this Agreement is in effect.

25.     JURISDICTION AND VENUE. Except as and if otherwise specifically agreed in any Related Document, and only as to suits, actions or other proceedings pertaining to such Related Document, Debtor and (by its acceptance hereof) Secured Party:

(a)

agree irrevocably that all suits, actions or other proceedings with respect to, arising out of or in connection with this Agreement or any Related Document shall be subject to litigation in courts having situs within or jurisdiction over Miami Dade County, State of Florida; and

(b)     consent and submit to the jurisdiction of any such court; and

(c)     waive any right to transfer or change the venue of any suit, action or other proceeding brought in accordance with this Section, or to claim that any such proceeding has been brought in an inconvenient forum.

26.     AMENDMENT & RESTATEMENT. This Agreement amends, restates, and replaces in its entirety the Pledge Agreement dated February 3, 2015, among the same parties. All amounts outstanding under or secured by such prior Pledge Agreement shall be deemed automatically outstanding under and secured by this Agreement.

27.     WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, DEBTOR AND (BY ITS ACCEPTANCE HEREOF) SECURED PARTY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY OR ANY OF THEM MAY HAVE TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG DEBTOR AND SECURED PARTY ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY RELATED DOCUMENT, OR ANY RELATIONSHIP BETWEEN SECURED PARTY AND DEBTOR.

To the extent applicable under any state law, Debtor executed and Secured Party accepted this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

DEBTOR:

Cornelis F. Wit Revocable Living Trust

By: /s/ Cornelis F. Wit

Print Name of Trustee: Cornelis F. Wit

Not individually but as trustee under trust agreement dated April 24, 2012, and known as the

Cornelis F. Wit Revocable Living Trust

ACCEPTED:

THE NORTHERN TRUST COMPANY

By: /s/ Gregory J. Werra

Print Name: Gregory J. Werra

Title:           Vice President